Exhibit 99.1

               The DIRECTV Group Announces Third Quarter
2005 Results; DIRECTV U.S. Revenues Increase 22% to over $3.0 Billion;
  DIRECTV U.S. Operating Profit before Depreciation and Amortization
                    Increases 133% to $338 Million

    EL SEGUNDO, Calif.--(BUSINESS WIRE)--Nov. 3, 2005--The DIRECTV Group, Inc. (NYSE:DTV) today reported third quarter net income of $95 million compared with a net loss of $1.01 billion last year and operating profit of $156 million compared with an operating loss of $1.55 billion in the same period of 2004. In addition, revenues increased 13% to $3.23 billion and operating profit before depreciation and amortization(1) improved to $365 million from an operating loss before depreciation and amortization of $1.35 billion.
    "The more than doubling of DIRECTV U.S. operating profit before depreciation and amortization to $338 million in the quarter provides us with another data point showing the substantial profit-generating potential of DIRECTV," said Chase Carey, president and CEO. "Much of this growth was fueled by the 22% increase in revenues to $3.05 billion in the quarter along with higher operating margins attained through improved cost management in key areas such as subscriber acquisition and upgrade and retention marketing. Driven by these accomplishments, DIRECTV U.S. generated $230 million of free cash flow in the quarter compared to a negative $151 million in last year's third quarter."
    Carey continued, "Another highlight in the quarter was gross subscriber additions of 1.1 million, demonstrating the continued consumer demand and strength of our brand and service. This demand -- which carried over to October when we added our 15 millionth customer -- is particularly meaningful because we have substantially improved the credit profiles of new subscribers due to the stricter credit policy we implemented at the beginning of the second quarter. In fact, we reduced the number of high-risk customers attained in the quarter by approximately 50% compared to last year. However, DIRECTV's average monthly churn rate of 1.89% in the quarter remained unacceptably high primarily due to an increase in involuntary churn of high-risk customers attained in 2004 and early 2005 before the new credit policy was put in place. As we continue to churn out these subscribers and add new customers with better credit, we are confident that we will drive churn lower beginning in the fourth quarter and into 2006. After accounting for churn, DIRECTV added 263,000 net subscribers in the quarter."
    Carey concluded, "As we approach the busy holiday selling season, we are excited about the many compelling offers that will be available -- including the NFL SUNDAY TICKET SuperFan package, our new interactive DVR and the launch of high-definition local channels in a dozen major markets -- all of which support our goal of making DIRECTV the best television experience available anywhere."

    THE DIRECTV GROUP'S OPERATIONAL REVIEW

    Third Quarter Review

    In the third quarter of 2005, The DIRECTV Group's revenues of $3.23 billion increased 13% compared to the third quarter of 2004 primarily due to strong DIRECTV U.S. subscriber growth, higher average monthly revenue per subscriber (ARPU), and the consolidation of the full economics of the former National Rural Telecommunications Cooperative (NRTC) and Pegasus Satellite Television (Pegasus) subscribers acquired in the third quarter of 2004. These changes were partially offset by the absence of revenues at Hughes Network Systems
(HNS) due to the sale of several HNS business units in 2004 and the sale of a 50% interest in the remaining HNS business in 2005.


                                       Three Months     Nine Months
The DIRECTV Group                         Ended            Ended
                                      September 30,    September 30,
                                     ---------------- ----------------
                                      2005     2004    2005     2004
------------------------------------  ------  -------  ------  -------
Revenues ($M)                        $3,233  $ 2,862  $9,569  $ 7,998
------------------------------------  ------  -------  ------  -------
Operating Profit (Loss) Before
 Depreciation and Amortization ($M)     365   (1,350)  1,045   (1,117)
------------------------------------  ------  -------  ------  -------
Operating Profit (Loss) ($M)            156   (1,550)    414   (1,674)
------------------------------------  ------  -------  ------  -------
Net Income (Loss) ($M)                   95   (1,009)    215   (1,661)
------------------------------------  ------  -------  ------  -------
Net Income (Loss) Per Common Share
 ($)                                   0.07    (0.73)   0.15    (1.20)
------------------------------------  ------  -------  ------  -------


    The improvement in operating profit before depreciation and amortization to $365 million was primarily due to an impairment charge of $1.47 billion ($903 million after-tax) booked in the third quarter of 2004 related to the write-down of the SPACEWAY assets(2) at HNS. The comparison was also impacted by the aforementioned increased revenues combined with higher DIRECTV U.S. operating margin resulting primarily from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing. In addition, DIRECTV Latin America recorded a third quarter 2005 non-cash gain of $30 million related to the sale of its subscriber list in Mexico. Operating profit of $156 million improved due to the higher operating profit before depreciation and amortization, partially offset by higher amortization expense at DIRECTV U.S. resulting from intangible assets recorded as part of the NRTC and Pegasus transactions.
    Net income of $95 million in the third quarter of 2005 improved due to the increased operating profit discussed above, offset by higher income tax expense associated with the higher operating profit. Also impacting the comparison were the following 2004 items: a $91 million after-tax gain (reflected in "Income (loss) from discontinued operations, net of taxes" in the Consolidated Statements of Operations) associated with the sale of Hughes Software Systems (HSS), which was a 55% owned subsidiary of HNS, and a $204 million after-tax loss (reflected in "Income (loss) from discontinued operations, net of taxes" in the Consolidated Statements of Operations) relating to the sale of PanAmSat.

    Year-To-Date Review

    For the first nine months of 2005, The DIRECTV Group's revenues of $9.57 billion increased 20% compared to the same period of 2004 primarily due to strong DIRECTV U.S. subscriber and ARPU growth, and the consolidation of the full economics of the former NRTC and Pegasus subscribers at DIRECTV U.S. These changes were partially offset by lower revenues at HNS due to the sale of several HNS business units in 2004 and the sale of a 50% interest in the remaining HNS business in 2005.
    Operating profit before depreciation and amortization of $1.05 billion in the first nine months of 2005 improved primarily due to the $1.47 billion SPACEWAY impairment charge taken in 2004 and the increased DIRECTV U.S. revenues in 2005 combined with higher operating margins resulting primarily from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing. Also impacting the comparison were charges in the 2004 period of $145 million related to severance, stock-based compensation expense and employee retention plans, and in 2005, $58 million in non-cash gains from the sale of DIRECTV Latin America subscribers in Mexico. The improved operating profit of $414 million was due to the higher operating profit before depreciation and amortization, partially offset by higher amortization expense at DIRECTV U.S. resulting from the amortization of intangible assets recorded as part of the NRTC and Pegasus transactions.
    In the first nine months of 2005, the change in net income to $215 million was due to the higher operating profit discussed above and two non-cash, after-tax charges included in the 2004 results: $724 million related to the sale of PanAmSat (reflected in "Income (loss) from discontinued operations, net of taxes" in the Consolidated Statements of Operations) and $311 million resulting from a change in the DIRECTV U.S. method of accounting for subscriber acquisition, upgrade and retention costs (reflected in "Cumulative effect of accounting change, net of taxes" in the Consolidated Statements of Operations). These changes were partially offset by higher 2005 income tax expense primarily due to the increase in operating profit and a first quarter 2004 pre-tax gain of $387 million related to the sale of approximately 19 million shares of XM Satellite Radio (recorded in "Other, net" in the Consolidated Statements of Operations).


                       SEGMENT FINANCIAL REVIEW

DIRECTV U.S. Segment

                                    Three Months       Nine Months
DIRECTV U.S.                            Ended             Ended
                                    September 30,     September 30,
                                  ----------------- ------------------
                                    2005     2004     2005     2004
---------------------------------  -------  -------  -------  --------
Revenue ($M)                      $ 3,048  $ 2,507  $ 8,810  $  6,804
---------------------------------  -------  -------  -------  --------
Average Monthly Revenue per
 Subscriber (ARPU) ($)              68.65    66.46    67.52     65.02
---------------------------------  -------  -------  -------  --------
Operating Profit Before
 Depreciation and Amortization
 ($M)                                 338      145    1,058       465
---------------------------------  -------  -------  -------  --------
Operating Profit ($M)                 171        3      542        87
---------------------------------  -------  -------  -------  --------
Free Cash Flow(1) ($M)                230     (151)     381   (224)(2)
---------------------------------  -------  -------  -------  --------
Subscriber Data(3):
--------------------------------- ------- ------- ------- --------
Gross Platform Subscriber
 Additions (000's)                  1,104    1,181    3,205     3,115
---------------------------------  -------  -------  -------  --------
Average Monthly Platform
 Subscriber Churn                    1.89%    1.82%    1.70%     1.58%
---------------------------------  -------  -------  -------  --------
Net Platform Subscriber Additions
 (000's)                              263      456      993     1,284
---------------------------------  -------  -------  -------  --------
Cumulative Subscribers  (000's)    14,933   13,496   14,933    13,496
---------------------------------  -------  -------  -------  --------

(1) See footnote 3 on page 6 of this release for the definition of free cash flow.
(2) Includes $200 million of cash received for a set-top receiver supply and development agreement with Thomson.
(3) The amounts presented for 2004 and 2005 include the results from the former NRTC and Pegasus territories.


    DIRECTV U.S. gross subscriber additions of 1,104,000 were slightly lower than the same period a year ago primarily due to more stringent credit policies implemented during the second quarter of 2005. Average monthly churn in the quarter increased to 1.89% principally due to higher involuntary churn from customers with lower credit scores attained in 2004 and early 2005, and a more competitive marketplace. After accounting for this churn, DIRECTV U.S. added 263,000 net subscribers in the quarter. Over the past twelve months, the cumulative number of DIRECTV subscribers increased 11% to 14.93 million.
    DIRECTV U.S. generated quarterly revenues of $3.05 billion, an increase of 22% compared to last year's third quarter revenues. The increase was due to continued strong subscriber and ARPU growth, and the consolidation of the full economics of the former NRTC and Pegasus subscribers. ARPU increased over 3% to $68.65 from the same period last year principally due to programming package price increases and higher mirroring fees from an increase in the average number of set-top receivers per customer. These increases were partially offset by the dilutive impact from the consolidation of the former NRTC and Pegasus subscribers primarily due to the lower ARPU received from these subscribers.
    Operating profit before depreciation and amortization more than doubled to $338 million and operating profit increased to $171 million due to the revenue increase combined with higher operating margins primarily resulting from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing. This improvement was partially offset by a $14 million charge related to the impact from Hurricane Katrina. Operating profit was negatively impacted by higher amortization expense resulting from intangible assets recorded as part of the NRTC and Pegasus transactions.


DIRECTV Latin America Segment

                                        Three Months     Nine Months
DIRECTV Latin America                       Ended           Ended
                                        September 30,   September 30,
                                       --------------- ---------------
                                        2005    2004    2005    2004
--------------------------------------  ------  ------  ------  ------
Revenue ($M)                           $  185  $  163  $  553  $  493
--------------------------------------  ------  ------  ------  ------
Operating Profit Before Depreciation
 and Amortization(1)($M)                   54      26     122      71
--------------------------------------  ------  ------  ------  ------
Operating Profit (Loss)(1) ($M)            12     (19)      3     (66)
--------------------------------------  ------  ------  ------  ------
Net Subscriber Additions(2) (000's)        36      26     110      68
--------------------------------------  ------  ------  ------  ------
Cumulative Subscribers(3) (000's)       1,555   1,553   1,555   1,553
--------------------------------------  ------  ------  ------  ------

(1) The third quarter and nine months of 2005 results include a non-cash gain of $30 million and $58 million, respectively, due to the successful migration of a portion of DIRECTV Latin America subscribers in Mexico to Sky Mexico.
(2) Excludes Mexico.
(3) Includes Mexico; however, as of June 30 2005, there were no remaining DIRECTV Latin America subscribers in Mexico.


    On October 11, 2004, The DIRECTV Group announced a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that are designed to strengthen the operating and financial performance of DIRECTV Latin America by consolidating the Direct-To-Home (DTH) platforms of DIRECTV Latin America and Sky into a single platform in each of the major territories served in the region. In aggregate, The DIRECTV Group is paying approximately $580 million in cash for the News Corporation and Liberty Media equity stakes in the Sky platforms, of which approximately $398 million was paid in October 2004, with the remaining amount expected to be paid in 2006.
    In Mexico, DIRECTV Latin America's local operating company is in the process of closing its operations. As of September 30, 2005, DIRECTV Latin America's affiliate in Mexico completed the migration process by migrating 144,000 subscribers to the Sky Mexico platform. In the first nine months of 2005, DIRECTV Latin America booked a non-cash gain of $58 million, $30 million of which was recorded in the third quarter, related to the successful migration and retention of a portion of the Mexico subscribers. DIRECTV Latin America expects to book a gain of approximately $11 million in the fourth quarter of 2005 as additional migrated subscribers meet the retention requirements of the agreement. At the close of the transaction -- which is expected to occur in the first quarter 2006 -- an additional non-cash gain of approximately $62 million is expected to be recognized.
    In Brazil, DIRECTV Brazil and Sky Brazil have agreed to merge, with DIRECTV Brazil customers migrating to the Sky Brazil platform. The transactions in Brazil are subject to local regulatory approval, which has not yet been granted. In the rest of the region, The DIRECTV Group began consolidating Sky's DTH satellite platforms in Colombia and Chile, resulting in the addition of approximately 89,000 subscribers beginning in the fourth quarter of 2004. DIRECTV Latin America is in the process of migrating Sky Chile subscribers to the DIRECTV Latin America platform. In Colombia, the transaction is subject to regulatory approval, which is in the process of being finalized.
    In the third quarter of 2005, DIRECTV Latin America added 36,000 net subscribers. Revenues for DIRECTV Latin America increased 13% to $185 million compared to last year's third quarter due to higher ARPU and a larger subscriber base in Argentina, Venezuela, Brazil and Puerto Rico, as well as the consolidation of Sky Chile and Sky Colombia. These were partially offset by lower revenues due to the shutdown of DIRECTV Latin America's operations in Mexico. The increase in third quarter 2005 operating profit before depreciation and amortization to $54 million and operating profit to $12 million was primarily attributable to the previously discussed $30 million non-cash gain recorded for the sale of DIRECTV Latin America's subscribers in Mexico.


Network Systems Segment

                                        Three Months     Nine Months
HNS                                         Ended           Ended
                                        September 30,   September 30,
                                       --------------- ---------------
                                        2005    2004    2005    2004
--------------------------------------  -----  -------  -----  -------
Revenue ($M)                           $   0  $   195  $ 211  $   876
--------------------------------------  -----  -------  -----  -------
Operating Loss Before Depreciation and
 Amortization ($M)                         0   (1,481)   (61)  (1,499)
--------------------------------------  -----  -------  -----  -------
Operating Loss ($M)                        0   (1,495)   (61)  (1,547)
--------------------------------------  -----  -------  -----  -------


    On April 22, 2005, The DIRECTV Group completed the sale of a 50% interest in HNS LLC, an entity that owns substantially all of the remaining assets of HNS, to SkyTerra Communications, Inc., an affiliate of Apollo Management, L.P., which is a New York-based private equity firm. At the close of the transaction, The DIRECTV Group received $246 million in cash and 300,000 shares of SkyTerra common stock valued at about $11 million. As of the date of the sale, The DIRECTV Group no longer consolidates the results of HNS and accounts for 50% of HNS' net income or loss as an equity investment in "Other, net" in the Consolidated Statements of Operations. The third quarter 2004 results include an impairment charge of $1.47 billion ($903 million after-tax) booked in the third quarter of 2004 for the SPACEWAY assets(2).


               CONSOLIDATED BALANCE SHEET AND CASH FLOW

The DIRECTV Group                      September 30,    December 31,
                                            2005            2004
-------------------------------------  ---------------  --------------
Cash, Cash Equivalents & Short-Term
 Investments ($B)                     $          4.23  $         2.83
-------------------------------------  ---------------  --------------
Total Debt ($B)                                  3.42            2.43
-------------------------------------  ---------------  --------------
Net Debt (Cash) ($B)                            (0.81)          (0.40)
-------------------------------------  ---------------  --------------
Free Cash Flow(1) ($M)                             88            (795)
-------------------------------------  ---------------  --------------

(1) See footnote 3 below for the definition of free cash flow.


    The DIRECTV Group's consolidated cash and short-term investment balance increased by $1.40 billion to $4.23 billion, and total debt increased by $986 million to $3.42 billion compared to the December 31, 2004, balances due primarily to the debt refinancings discussed below. Also impacting the change in the cash balance was the proceeds from the sale of businesses and investments, as well as cash generated from operations which were partially offset by cash paid for property, equipment and satellites.
    In April 2005, DIRECTV U.S. entered into a new senior secured credit facility. The new facility consists of a $1.5 billion, eight-year Term Loan B (subsequently reduced to $1.0 billion, as described below) and a $500 million, six-year Term Loan A (both of which are fully funded), as well as a $500 million, undrawn six-year revolving credit facility. The interest rate on each of the term loans is currently LIBOR plus 1.50% and 1.25%, respectively, per annum. The proceeds of the term loans were used to repay an existing $1.0 billion senior secured loan and pay related financing costs, with the remaining proceeds to be used for general corporate purposes.
    In addition, DIRECTV U.S. redeemed $490 million, plus interest and a redemption premium, of its 8 3/8% senior notes in May 2005. In June, DIRECTV U.S. raised an additional $1 billion in 6 3/8% senior notes, of which $500 million of the proceeds was used to pay down the new Term Loan B discussed above and $500 million remains available for general corporate purposes.

    CONFERENCE CALL INFORMATION

    A live webcast of The DIRECTV Group's third quarter 2005 earnings call will be available on the company's website at www.directv.com. The call will begin at 11:00 a.m. ET, today, November 3, 2005. The dial-in number for the call is 973-582-2751. The webcast will be archived on our website and a replay of the call will be available (dial-in number: 973-341-3080, code: 6573817) beginning at 3:30 p.m.
ET today through 11:59 p.m. ET, Thursday, November 10, 2005.


                               FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group's and DIRECTV Holdings LLC's Annual Reports on Form 10-K for the year ended December 31, 2004, for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) In 2004, The DIRECTV Group announced plans to significantly expand its programming capacity for local and national high-definition channels by launching four new satellites over a 3-year period. The first two of these satellites, SPACEWAY 1 and SPACEWAY 2, were reconfigured during 2004 to offer video services as their primary application for DIRECTV U.S. This decision triggered a requirement to test the SPACEWAY assets for impairment. A valuation analysis showed that the assets were impaired and their book value exceeded fair value for use in the Company's U.S. direct-to-home broadcast business by approximately $1.47 billion ($903 million after-tax), which was recorded as a non-cash charge in the third quarter of 2004 (reflected in "(Gain) loss from asset sales and impairment charges, net" in the Consolidated Statements of Operations).

(3) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions "Cash paid for property and equipment" and "Cash paid for satellites" from "Net cash provided by operating activities" on the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by DIRECTV U.S.' current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.


    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project," or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.


              NON-GAAP FINANCIAL RECONCILIATION SCHEDULES
                 (Numbers may not add due to rounding)

The following table reconciles Operating Profit Before Depreciation and Amortization to Operating Profit (Loss).(a)

                                       Three Months     Nine Months
Dollars in Millions                        Ended           Ended
                                       September 30,   September 30,
------------------------------------- --------------- ----------------
                                       2005     2004    2005     2004
-------------------------------------  -----  -------  ------  -------
The DIRECTV Group
 Operating Profit (Loss)              $ 156  $(1,550) $  414  $(1,674)
 Plus: Depreciation & Amortization
  (D&A)                                 208      200     631      557
                                       -----  -------  ------  -------
 Operating Profit (Loss) Before D&A   $ 365  $(1,350) $1,045  $(1,117)
-------------------------------------  =====  =======  ======  =======

(a) For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group's quarterly report on Form 10-Q for the quarter ended September 30, 2005, which is expected to be filed with the SEC in November 2005. Additional DIRECTV U.S. non-GAAP financial reconciliation schedules are included with the DIRECTV Holdings LLC's stand-alone financial statements included in this earnings release.


The following tables reconcile Free Cash Flow to "Net Cash Provided by Operating Activities."

                                        Nine Months     Twelve Months
Dollars in Millions                        Ended            Ended
                                       September 30,    December 31,
                                            2005            2004
-------------------------------------  ---------------  --------------
The DIRECTV Group
 Free Cash Flow                       $            88  $         (795)
 Plus: Cash paid for property &
  equipment                                       337             476
 Plus: Cash paid for satellites                   279             547
                                       ---------------  --------------
 Net Cash Provided by Operating
  Activities                          $           704  $          229
-------------------------------------  ===============  ==============


                                        Three Months     Nine Months
Dollars in Millions                        Ended            Ended
                                       September 30,    September 30,
------------------------------------- ---------------- ---------------
                                        2005    2004    2005    2004
-------------------------------------  -------  ------  ------  ------
DIRECTV U.S.
 Free Cash Flow                       $   230  $ (151) $  381  $ (224)
 Plus: Cash paid for property &
  equipment                               102      66     250     173
 Plus: Cash paid for satellites            51     163     247     336
                                       -------  ------  ------  ------
 Net Cash Provided by Operating
  Activities                          $   383  $   79  $  877  $  284
-------------------------------------  =======  ======  ======  ======


    DIRECTV is the nation's leading and fastest-growing digital multichannel television service provider, with over 14.9 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV Inc. DIRECTV is a world-leading provider of digital multichannel television entertainment. DIRECTV (NYSE:DTV) is approximately 34% owned by News Corporation. For more information visit www.directv.com.


THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

                              Three Months Ended   Nine Months Ended
                                    September 30,    September 30,
                             -------------------- --------------------
                               2005       2004      2005       2004
                              --------- ---------  --------- ---------

Revenues                     $3,233.2  $ 2,861.9  $9,569.0  $ 7,997.9
----------------------------- --------- ---------- --------- ---------

Operating Costs and
 Expenses, exclusive
 of depreciation and
 amortization expense
 shown separately below
 Broadcast programming and
  other costs of sale         1,306.6    1,218.8   3,890.4    3,464.1
 Subscriber service expenses    251.1      213.7     714.1      548.9
 Subscriber acquisition
  costs:
  Third-party customer
   acquisitions                 524.0      540.0   1,605.7    1,450.5
  Direct customer
   acquisitions                 184.4      183.9     508.0      499.7
 Upgrade and retention costs    293.5      261.3     774.5      668.2
 Broadcast operations
  expenses                       65.4       48.1     190.8      143.9
 General and administrative
  expenses                      273.6      279.9     873.4      873.8
 (Gain) loss from asset sales
  and impairment charges, net   (30.1)   1,466.1     (33.1)   1,466.1
Depreciation and
 amortization expense           208.3      199.6     631.4      556.7
----------------------------- --------- ---------- --------- ---------
Total Operating Costs and
 Expenses                     3,076.8    4,411.4   9,155.2    9,671.9
----------------------------- --------- ---------- --------- ---------
                                364.7   (1,349.9)  1,045.2   (1,117.3)
Operating Profit (Loss)         156.4   (1,549.5)    413.8   (1,674.0)

Interest income                  44.8       22.6      97.9       33.0
Interest expense                (64.4)     (26.4)   (179.9)     (70.3)
Reorganization (expense)
 income                             -       (0.5)        -       42.9
Other, net                        2.3        0.7     (71.3)     397.6
----------------------------- --------- ---------- --------- ---------

Income (Loss) From Continuing
 Operations Before Income
 Taxes, Minority Interests and
 Cumulative Effect of
 Accounting Change              139.1   (1,553.1)    260.5   (1,270.8)

Income tax (expense) benefit    (41.7)     624.3     (73.6)     497.3
Minority interests in net
 (earnings) losses of
 subsidiaries                    (2.8)       3.2      (3.5)       5.5
----------------------------- --------- ---------- --------- ---------

Income (loss) from continuing
 operations before cumulative
 effect of accounting change     94.6     (925.6)    183.4     (768.0)
Income (loss) from
 discontinued operations, net
 of taxes                           -      (83.0)     31.3     (582.2)
----------------------------- --------- ---------- --------- ---------

Income (loss) before
 cumulative effect of
 accounting change               94.6   (1,008.6)    214.7   (1,350.2)
Cumulative effect of
 accounting change, net of
 taxes                              -          -         -     (310.5)
----------------------------- --------- ---------- --------- ---------

Net Income (Loss)            $   94.6  $(1,008.6) $  214.7  $(1,660.7)
============================= ========= ========== ========= =========

Basic and Diluted Earnings
 (Loss) Per Common Share:
Income (loss) from continuing
 operations before
 cumulative effect of
 accounting change           $   0.07  $   (0.67) $   0.13  $   (0.56)
Income (loss) from
 discontinued operations,
 net of taxes                       -      (0.06)     0.02      (0.42)
Cumulative effect of
 accounting change, net of
 taxes                              -          -         -      (0.22)
----------------------------- --------- ---------- --------- ---------
Net Income (Loss)            $   0.07  $   (0.73) $   0.15  $   (1.20)
============================= ========= ========== ========= =========

Weighted average number of
 common shares outstanding
 (in millions)
 Basic                        1,389.1    1,385.1   1,387.6    1,384.6
 Diluted                      1,395.5    1,385.1   1,393.8    1,384.6
============================= ========= ========== ========= =========


THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                       September 30,   December 31,
ASSETS                                      2005            2004
-------------------------------------- ---------------- --------------
Current Assets
Cash and cash equivalents             $       3,572.2  $      2,307.4
Short-term investments                          653.0           522.6
Accounts and notes receivable, net of
 allowances of $149.3 and $121.7                889.2           918.6
Inventories, net                                237.0           124.4
Prepaid expenses and other                      448.0           377.0
Assets of business held for sale                    -           521.1
-------------------------------------- ---------------- --------------

Total Current Assets                          5,799.4         4,771.1
Satellites, net                               1,806.6         1,560.4
Property and Equipment, net                   1,146.5         1,135.1
Goodwill                                      3,045.3         3,044.1
Intangible Assets, net                        1,965.0         2,227.1
Investments and Other Assets                  1,639.6         1,586.6
-------------------------------------- ---------------- --------------

Total Assets                          $      15,402.4  $     14,324.4
====================================== ================ ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable                      $       1,412.3  $      1,290.9
Unearned subscriber revenue and
 deferred credits                               364.6           261.5
Short-term borrowings and current
 portion of long-term debt                        7.5            19.8
Accrued liabilities and other                   886.5           881.7
Liabilities of business held for sale               -           240.6
-------------------------------------- ---------------- --------------

Total Current Liabilities                     2,670.9         2,694.5
Long-Term Debt                                3,408.2         2,409.5
Other Liabilities and Deferred
 Credits                                      1,494.5         1,665.4
Commitments and Contingencies
Minority Interests                               50.2            47.9
Stockholders' Equity                          7,778.6         7,507.1
-------------------------------------- ---------------- --------------

Total Liabilities and Stockholders'
 Equity                               $      15,402.4  $     14,324.4
====================================== ================ ==============


THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                       Nine Months Ended September 30,
                                       -------------------------------
                                            2005            2004
--------------------------------------  --------------- --------------
Cash Flows from Operating Activities
Income (Loss) from continuing
 operations before cumulative effect
 of accounting change                  $        183.4  $       (768.0)
Adjustments to reconcile income (loss)
 from continuing operations before
 cumulative effect of accounting
 change to net cash provided by
 operating activities
   Depreciation and amortization                631.4           556.7
   (Gain) loss from asset sales and
    impairment charges, net                     (33.1)        1,466.1
   Net (gain) loss from sale of
    investments                                   0.6          (396.5)
   Loss on disposal of fixed assets               0.4             9.2
   Stock-based compensation expense              30.9            52.2
   Write-off of debt issuance costs              19.0               -
   Deferred income taxes and other               89.9          (459.9)
   Accounts receivable credited
    against Pegasus purchase price                  -          (220.2)
   Change in other operating assets
    and liabilities
    Accounts and notes receivable                14.5           137.1
    Inventories                                (112.6)            1.6
    Prepaid expenses and other                  (80.4)          (97.7)
    Accounts payable                             63.0          (406.6)
    Accrued liabilities                         (24.2)          (65.5)
    Unearned subscriber revenue and
     deferred credits                           103.1           142.0
    Other                                      (182.1)           82.2
--------------------------------------  --------------- --------------
Net Cash Provided by Operating
 Activities                                     703.8            32.7
--------------------------------------  --------------- --------------
Cash Flows from Investing Activities
Purchase of short-term investments           (3,050.9)       (2,704.8)
Sale of short-term investments                2,920.5         2,483.9
Cash paid for acquired assets                    (1.7)         (961.2)
Cash paid for property and equipment           (337.3)         (323.3)
Cash paid for satellites                       (278.7)         (440.4)
Proceeds from sale of investments               113.1           510.5
Proceeds from sale of businesses                246.0         2,918.4
Other, net                                       (8.6)            6.4
--------------------------------------  --------------- --------------
Net Cash Provided by (Used in)
 Investing Activities                          (397.6)        1,489.5
--------------------------------------  --------------- --------------
Cash Flows from Financing Activities
Net (decrease) increase in short-term
 borrowings                                      (4.9)            0.8
Long-term debt borrowings                     3,003.3             0.8
Repayment of long-term debt                  (2,002.4)         (214.1)
Debt issuance costs                              (4.7)           (2.4)
Repayment of other long-term
 obligations                                    (67.2)          (15.3)
Stock options exercised                          34.5            16.3
--------------------------------------  --------------- --------------
Net Cash Provided by (Used in)
 Financing Activities                           958.6          (213.9)
--------------------------------------  --------------- --------------
Net increase in cash and cash
 equivalents                                  1,264.8         1,308.3
Cash and cash equivalents at beginning
 of the period                                2,307.4         1,434.7
--------------------------------------  --------------- --------------
Cash and cash equivalents at the end
 of the period                         $      3,572.2  $      2,743.0
--------------------------------------  --------------- --------------

Supplemental Cash Flow Information
Interest paid                          $        182.6  $        103.3
Income taxes paid                                 9.7            33.5


THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)

                                 Three Months          Nine Months
                              Ended September 30,  Ended September 30,
                              -------------------  -------------------
                               2005       2004      2005       2004
----------------------------------------------------------------------
DIRECTV U.S.
Revenues                     $3,048.4  $ 2,506.5  $8,809.7  $ 6,804.2
Operating Profit Before
 Depreciation and
 Amortization(1)                337.8      145.0   1,058.0      465.2
Operating Profit Before
 Depreciation and Amortization
 Margin(1)                       11.1%       5.8%     12.0%       6.8%
Operating Profit             $  170.6  $     2.5  $  542.2  $    87.2
Operating Profit Margin           5.6%       0.1%      6.2%       1.3%
Depreciation and
 Amortization                $  167.2  $   142.5  $  515.8  $   378.0
Capital Expenditures(2)         203.0      229.4     546.9      508.6

----------------------------------------------------------------------
DIRECTV LATIN AMERICA
Revenues                     $  185.2  $   163.4  $  552.6  $   493.2
Operating Profit Before
 Depreciation and
 Amortization(1)                 54.2       25.5     122.1       71.1
Operating Profit Before
 Depreciation and Amortization
 Margin(1)                       29.3%      15.6%     22.1%      14.4%
Operating Profit (Loss)      $   12.0  $   (18.6) $    2.5  $   (65.6)
Operating Profit Margin           6.5%       N/A       0.5%       N/A
Depreciation and
 Amortization                $   42.2  $    44.1  $  119.6  $   136.7
Capital Expenditures(2)          27.2       22.8      68.8       60.0

----------------------------------------------------------------------
NETWORK SYSTEMS
Revenues                     $      -  $   194.8  $  211.4  $   875.8
Operating Loss Before
 Depreciation and
 Amortization(1)                    -   (1,480.9)    (60.8)  (1,498.8)
Operating Loss                      -   (1,495.3)    (60.8)  (1,546.8)
Depreciation and
 Amortization                       -       14.4         -       48.0
Capital Expenditures(2)             -       19.7      18.1       82.6

----------------------------------------------------------------------
ELIMINATIONS and OTHER
Revenues                     $   (0.4) $    (2.8) $   (4.7) $  (175.3)
Operating Loss Before
 Depreciation and
 Amortization(1)                (27.3)     (39.5)    (74.1)    (154.8)
Operating Loss                  (26.2)     (38.1)    (70.1)    (148.8)
Depreciation and
 Amortization                    (1.1)      (1.4)     (4.0)      (6.0)
Capital Expenditures(2)           2.6       54.4      32.2      112.5

----------------------------------------------------------------------
TOTAL
Revenues                     $3,233.2  $ 2,861.9  $9,569.0  $ 7,997.9
Operating Profit Before
 Depreciation and
 Amortization(1)                364.7   (1,349.9)  1,045.2   (1,117.3)
Operating Profit Before
 Depreciation and Amortization
 Margin(1)                       11.3%       N/A      10.9%       N/A
Operating Profit (Loss)      $  156.4  $(1,549.5) $  413.8  $(1,674.0)
Operating Profit Margin           4.8%       N/A       4.3%       N/A
Depreciation and
 Amortization                $  208.3  $   199.6  $  631.4  $   556.7
Capital Expenditures(2)         232.8      326.3     666.0      763.7

======================================================================

(1) See footnote 1 above.
(2) Capital expenditures include cash paid and amounts accrued during the period for property, equipment and satellites.


The Following Tables Reflect DIRECTV U.S.' Financial Statements and Other Data as a Stand-Alone Entity


DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ---------------------------------------
                                   2005      2004      2005      2004
                                --------- --------  --------- --------

Revenues                       $3,048.4  $2,506.5  $8,809.7  $6,804.2
------------------------------- --------- --------  --------- --------

Operating Costs and Expenses,
 exclusive of depreciation and
 amortization expense shown
 separately below
 Programming and other costs    1,240.7     985.6   3,528.0   2,690.2
 Subscriber service expenses      240.4     208.0     680.1     520.0
 Subscriber acquisition costs:
  Third-party customer
   acquisitions                   511.7     529.5   1,567.5   1,411.4
  Direct customer acquisitions    179.7     182.1     491.7     495.5
 Upgrade and retention costs      291.3     260.2     766.7     661.2
 Broadcast operations expenses     39.4      33.2     110.1      98.4
 General and administrative
  expenses                        207.4     162.9     607.6     462.3
Depreciation and amortization
 expense                          167.2     142.5     515.8     378.0
------------------------------- --------- --------  --------- --------
Total Operating Costs and
 Expenses                       2,877.8   2,504.0   8,267.5   6,717.0
------------------------------- --------- --------  --------- --------

Operating Profit                  170.6       2.5     542.2      87.2

Interest expense, net             (52.4)    (43.1)   (162.6)   (136.5)
Other expense                      (0.8)       --     (66.4)       --
------------------------------- --------- --------  --------- --------

Income (Loss) Before Income
 Taxes and Cumulative Effect
 of Accounting Change             117.4     (40.6)    313.2     (49.3)

Income tax (expense) benefit      (45.1)     14.5    (120.2)     17.9
------------------------------- --------- --------  --------- --------

Income (loss) before
 cumulative effect of
 accounting change                 72.3     (26.1)    193.0     (31.4)
Cumulative effect of
 accounting change, net of
 taxes                               --        --        --    (311.5)
------------------------------- --------- --------  --------- --------

Net Income (Loss)              $   72.3  $  (26.1) $  193.0  $ (342.9)
=============================== ========= ========  ========= ========


DIRECTV HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                       September 30,    December 31,
ASSETS                                      2005            2004
-------------------------------------- ---------------- --------------
Current Assets
Cash and cash equivalents             $       1,026.4  $         34.5
Accounts receivable, net of
 allowances of $95.4 and $86.4                  848.2           885.0
Inventories, net                                235.4           122.0
Prepaid expenses and other                      324.8           289.8
-------------------------------------- ---------------- --------------

Total Current Assets                          2,434.8         1,331.3
Satellites, net                               1,840.1         1,597.4
Property and Equipment, net                     774.1           686.1
Goodwill                                      3,031.7         3,031.7
Intangible Assets, net                        1,961.7         2,224.9
Other Assets                                    128.6           122.8
-------------------------------------- ---------------- --------------

Total Assets                          $      10,171.0  $      8,994.2
====================================== ================ ==============

LIABILITIES AND OWNER'S EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable and accrued
 liabilities                          $       1,991.1  $      1,771.7
Unearned subscriber revenue and
 deferred credits                               347.3           255.9
Current portion of long-term debt                 5.3            10.2
-------------------------------------- ---------------- --------------

Total Current Liabilities                     2,343.7         2,037.8
Long-Term Debt                                3,407.9         3,276.6
Other Liabilities and Deferred
 Credits                                      1,022.6         1,128.6
Deferred Income Taxes                           240.0           172.3
Commitments and Contingencies

Owner's Equity
Capital stock and additional paid-in
 capital                                      4,043.6         3,458.7
Accumulated deficit                            (886.8)       (1,079.8)
-------------------------------------- ---------------- --------------
Total Owner's Equity                          3,156.8         2,378.9
-------------------------------------- ---------------- --------------

Total Liabilities and Owner's Equity  $      10,171.0  $      8,994.2
====================================== ================ ==============


DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                      Nine Months Ended September 30,
                                            2005            2004
-------------------------------------- ---------------- --------------
Cash Flows from Operating Activities
Income (Loss) Before Cumulative
 Effect of Accounting Change          $         193.0  $        (31.4)
  Adjustments to reconcile income
  (loss) before cumulative effect
  of accounting change to net cash
  provided by operating activities
    Depreciation and amortization
     expense                                    515.8           378.0
    Loss on sale or disposal of
     property                                     0.1             8.4
    Stock-based compensation expense             20.8            22.0
    Amortization of debt issuance
     costs                                        5.1             6.7
    Write-off of debt issuance costs             19.0              --
    Deferred income taxes and other              67.0           (25.1)
    Accounts receivable credited
     against Pegasus purchase price                --          (220.2)
    Change in other operating assets
     and liabilities
      Accounts receivable, net                   16.8            62.8
      Inventories                              (113.4)          (36.4)
      Prepaid expenses and other                (33.1)         (125.9)
      Other assets                               (7.0)          (34.3)
      Accounts payable and accrued
       liabilities                              180.5            58.6
      Unearned subscriber revenue and
       deferred credits                          91.4           142.5
      Other liabilities and deferred
       credits                                  (78.6)           78.7
-------------------------------------- ---------------- --------------
Net Cash Provided by Operating
 Activities                                     877.4           284.4
-------------------------------------- ---------------- --------------
Cash Flows from Investing Activities
Cash paid for property and equipment           (250.2)         (173.1)
Cash paid for satellites                       (246.7)         (335.5)
Cash paid for acquired assets                    (1.7)         (961.2)
Proceeds from sale of property                     --             3.7
-------------------------------------- ---------------- --------------
Net Cash Used in Investing Activities          (498.6)       (1,466.1)
-------------------------------------- ---------------- --------------
Cash Flows from Financing Activities
Cash proceeds from refinancing
 transactions                                 3,003.3              --
Cash contribution from Parent                   538.3           200.0
Repayment of debt                            (2,001.8)         (213.2)
Borrowing from Parent                              --           875.0
Repayment of borrowing from Parent             (875.0)             --
Payments for other long-term
 obligations                                    (47.0)          (15.3)
Debt issuance costs                              (4.7)           (2.4)
-------------------------------------- ---------------- --------------
Net Cash Provided by Financing
 Activities                                     613.1           844.1
-------------------------------------- ---------------- --------------
Net increase (decrease) in cash and
 cash equivalents                               991.9          (337.6)
Cash and cash equivalents at
 beginning of the period                         34.5           415.7
-------------------------------------- ---------------- --------------
Cash and cash equivalents at end of
 the period                           $       1,026.4  $         78.1
====================================== ================ ==============

Supplemental Cash Flow Information
Interest paid                         $         177.7  $        181.8
Income taxes (refunded) paid                     (9.9)            0.5


DIRECTV HOLDINGS LLC
Non-GAAP Financial Reconciliation and Other Data
(Unaudited)
----------------------------------------------------------------------

                                   Three Months        Nine Months
                                       Ended              Ended
                                   September 30,      September 30,
                                 ----------------- -------------------
                                   2005     2004     2005      2004
                                  --------- ------  --------- --------
                                         (Dollars in Millions)

Operating Profit                 $  170.6  $  2.5  $  542.2  $   87.2
Add back: Subscriber acquisition
 costs:
    Third-party customer
     acquisitions                   511.7   529.5   1,567.5   1,411.4
    Direct customer acquisitions    179.7   182.1     491.7     495.5
  Depreciation and amortization
   expense                          167.2   142.5     515.8     378.0
                                  --------  ------  --------  --------
Subtotal                            858.6   854.1   2,575.0   2,284.9
                                  --------  ------  --------  --------

Pre-SAC margin(1)                $1,029.2  $856.6  $3,117.2  $2,372.1
                                  ========  ======  ========  ========
Pre-SAC margin as a percentage
 of revenue(1)                       33.8%   34.2%     35.4%     34.9%
--------------------------------  --------- ------- --------- --------

----------------------------------------------------------------------
                              Other Data
----------------------------------------------------------------------

                                     Three Months       Nine Months
                                         Ended             Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                    -------- -------  -------- -------
Average monthly revenue per
 subscriber (ARPU)                 $ 68.65  $ 66.46  $ 67.52  $ 65.02
Average monthly churn %(2)            1.89%    1.82%    1.70%    1.58%
Average subscriber acquisition
 costs-per subscriber (SAC)        $   626  $   617  $   642  $   634
Total number of subscribers-
 platform (000's)(2)                14,933   13,496   14,933   13,496
Capital expenditures (millions)(3) $ 203.0  $ 229.4  $ 546.9  $ 508.6
----------------------------------  -------- -------- -------- -------

----------------------------------------------------------------------

(1) Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions "Subscriber acquisition costs" and "Depreciation and amortization expense" to "Operating Profit." This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs," management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

    The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.' current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(2) The amounts presented for 2004 and 2005 include the results from the former NRTC and Pegasus subscribers for all periods presented.

(3) Capital expenditures represent cash paid and amounts accrued during the period for property, equipment and satellites.



    CONTACT: The DIRECTV Group, Inc.
             Media Contact: Bob Marsocci, 310-964-4656
             Investor Relations: 212-462-5200